SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of earliest event reported): June 23, 2003


                               ATLAS MINERALS INC.
             (Exact Name of Registrant as Specified in Its Charter)



         COLORADO                         1-02714             84-1533604
-------------------------------        ------------       -------------------
(State or other jurisdiction of        (Commission         (I.R.S. Employer
incorporation or organization)         File Number)       (Identification No.)


Suite 205, 10920 West Alameda Avenue, Lakewood, CO              80226
--------------------------------------------------              -----
(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code: 303-306-0823



                                 NOT APPLICABLE
          (Former Name or Former Address, if Changes Since Last Report)

ITEM 5. OTHER EVENTS

                  See Press Release attached as Exhibit 99.1 hereto.



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                     ATLAS MINERALS INC.
                                                      (Registrant)



Date: July 8, 2003                               By   /s/ Gary E. Davis
                                                   -----------------------------
                                                      Gary E. Davis
                                                      Corporate Secretary

ATLAS MINERALS INC.                              NEWS RELEASE
10920 W. Alameda Avenue, Suite 205               03-3
Lakewood, Colorado 80226                         OTC Bulletin Board: ATMR
Tel:   303-292-1299                              6.0 million shares outstanding
Fax:   303-297-0538                              June 23, 2003

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          ATLAS ACQUIRES OPTION TO PURCHASE FLUORITE PROPERTY IN MEXICO

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Denver,  Colorado - Atlas  Minerals Inc. (the  "Company")  announced  today that through its wholly-owned Mexican subsidiary, Minerales Atlas S.A. de C.V., it has executed a six-month option to purchase the La Barra fluorite property. The property is comprised of three claims covering 300 hectares, or approximately 740 acres, and two existing underground mines that were reportedly last mined in early 1974. At the time the mine was idled, a reserve report prepared by the owner, Fluoresqueda, S.A., had identified for near-term mining nearly 195,000 tons of ore at an average grade of 46% CaF2. To date the Company has not independently verified the accuracy of this report, and, as a result, there can be no assurance that the reported quantity and quality of ore will be available for mining.

The property is located approximately 50 miles south of Douglas, Arizona, near Esqueda, Sonora, Mexico. Any new mining operations on the property would be within 12 miles of both an existing highway and railroad, with direct access by either means to U.S. markets via Douglas. During prior operations, raw ore was trucked to Esqueda where it was milled and concentrated for final sale and distribution. The mill foundations and rail siding remain and will be evaluated for possible acquisition during the option period.

From observations made by the Company, past mine development is estimated to have accessed less than 10% of the fluorite deposit, with much of the deposit remaining open along an apparent 3-kilometer strike length encompassed by the claims. Assays of material collected by the Company from both the underground mine workings and existing raw ore stockpiles have tentatively supported the earlier reported grades, with grades of these select samples running between 80 and 90% CaF2. Currently, the U.S. consumes approximately 600,000 tons of fluorite per annum. In 2001, all such consumption was from imports, primarily from China (66%), South Africa (23%) and Mexico (11%).

There are three  grades of  fluorite  -- acid  grade  (containing  more than 97%
CaF2),  ceramic  grade (85% to 95% CaF2),  and  metallurgical  grade (60% to 85%
CaF2). Nearly 80% of U.S. consumption is for the production of hydrofluoric acid, primarily in Louisiana and Texas, and aluminium fluoride in Texas. The 2001 average U.S. Gulf import price for acid grade product was approximately $150 per ton with metallurgical grade averaging $115 per ton FOB millsite in Tampico, Mexico. Given the apparent high grade of the La Barra fluorite and its proximity and access to the U.S. Gulf Coast, the Company believes that it could have a competitive advantage in supplying product to the southern U.S. markets.

According to the Company's President, Gary E. Davis, "we are excited by the possibility of adding another industrial mineral to complement the Company's White Cliffs diatomite operation in Arizona. For the last year, we have been working closely with the Sonoran government in identifying prospective industrial minerals in the State and have developed a short list of those that we believe could have near-term potential. During the term of the initial six-month purchase option on La Barra, the Company will diligently evaluate the mining claims and existing underground mines, including any purported reserves available for near-term mining, as well as all aspects of possible future mine development, milling, product transportation, and end use markets.'" Atlas
Minerals Inc. is principally engaged in the exploration, development and exploitation of mineral properties and is actively in the process of identifying new acquisition opportunities in the natural resource sector. Management's current efforts are being directed toward the identification of possible acquisition opportunities, primarily in the sectors of industrial minerals, base metals, and precious metals.

For further information contact Gary E. Davis, President and Chief Financial Officer, at 303-292-1299 On behalf of Atlas Minerals Inc.

                                 "Gary E. Davis"
                      President and Chief Financial Officer

The statements contained in this release that are not historical facts are forward-looking statements under the federal securities law. These forward-looking statements are no guarantee of future performance, and involve certain risks, uncertainties and presumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or implied by such forward-looking statements. The Company takes no obligation to update publicly any forward-looking statements, whether as the result of new information, future events or otherwise. This release is not an offer of securities for sale in the United States; securities may not be offered or sold in the United States without registration or an exemption from registration.